Exhibit 8.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

ONE MANHATTAN WEST
NEW YORK 10001 - 8602 TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com October 5, 2020

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DuPont de Nemours, Inc.

974 Centre Road, Building 730

Wilmington, DE 19805

Ladies and Gentlemen:

We have acted as counsel to DuPont de Nemours, Inc., a Delaware corporation (“DuPont”), in connection with the proposed distribution by DuPont to its shareholders of the stock of Nutrition & Biosciences, Inc., a Delaware corporation (“N&B”), which will own and operate DuPont’s nutrition and biosciences business, and certain other related transactions, including the spin-off or split-off exchange offer as described below (collectively, the “Distribution”), followed by (i) the merger of Neptune Merger Sub I Inc., a Delaware corporation (“Merger Sub I”) and a wholly-owned subsidiary of International Flavors and Fragrance, Inc., a New York Corporation (“IFF”), with and into N&B (the “Merger”) and (ii) the merger of N&B with and into Neptune Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of IFF (“Merger Sub II”) no fewer than thirty days (and in some circumstances, fifteen days) following the Merger (the “Second Merger”, and together with the Merger, the “Mergers”, and together with the Distribution, the “Transactions”). 1

[1]	Capitalized terms used and not otherwise defined herein have the meanings set forth in the Registration Statement.

DuPont de Nemours, Inc.

October 5, 2020

In connection with the Distribution and the Merger, and based on market conditions prior to the Distribution, DuPont will determine whether the shares of N&B common stock will be distributed to DuPont stockholders in a spin-off, a split-off exchange offer described in a registration statement of IFF on Form S-4 filed with the Securities and Exchange Commission (the “SEC”), including all amendments and exhibits thereto (the “Registration Statement”) or a combination of both. If DuPont distributes the shares of N&B common stock in part through an Exchange Offer, the remaining shares of N&B common stock owned by DuPont would be distributed on a pro rata basis to DuPont shareholders whose shares of DuPont common stock remain outstanding after the consummation of the Exchange Offer..

In preparing our opinion, we have relied upon the accuracy and completeness of certain statements, representations, warranties, covenants made and information made available by representatives of DuPont, N&B, IFF and their respective subsidiaries, including the accuracy and completeness of all representations and covenants set forth in the letters dated as of the date hereof (i) by an officer of DuPont on behalf of DuPont and N&B, respectively (the “DuPont Officer’s Certificate”) and (ii) by an officer of IFF on behalf of IFF and Merger Sub I, respectively (the “IFF Officer’s Certificate” and, together with the DuPont Officer’s Certificate, the “Officer’s Certificates”). We have also relied upon the accuracy and completeness of the statements, representations, warranties, covenants and information set forth in the following documents:

•	the Registration Statement;

•

the transaction agreements (including all schedules, exhibits or other attachments thereto) pursuant to which the Distribution and the Transactions have been and will be effected (collectively, with the documents referred to in the preceding bullets and with the Officer’s Certificates, the “Transaction Documents”); and

•	such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

For purposes of rendering our opinion, we have assumed that such statements, representations, warranties and information set forth in the Transaction Documents are true, correct and complete, and that such covenants will be complied with, in each case, without regard to any qualification as to knowledge, belief, intent or otherwise. Our opinion assumes and is expressly conditioned on, among other things, the statements, representations, warranties and covenants made by representatives of DuPont, N&B, IFF and their respective subsidiaries, including

DuPont de Nemours, Inc.

October 5, 2020

those set forth in the Transaction Documents. We have assumed that the Transactions will be consummated in the manner contemplated by the Registration Statement and the Transaction Documents. Our opinion further is expressly conditioned on the following: at the time of the Distribution (i) an appropriate officer of each of DuPont and IFF will execute certificates that include representations and covenants substantially similar to those contained in the DuPont Officer’s Certificate and the IFF Officer’s Certificate, respectively, and (ii) we will deliver the Tax Opinion.

Our opinion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, published positions of the IRS, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged, by a court.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “U.S. Federal Income Tax Consequences of the Transactions,” we are of the opinion that, for U.S. federal income tax purposes, the Parent Contribution, taken together with the Special Cash Payment and the Distribution, will qualify as a reorganization under Sections 368(a), 361 and 355 of the Code, with the U.S. federal income tax consequences to U.S. holders (as defined in the Registration Statement) of DuPont common stock as described under “-Treatment of the Distribution” in the Registration Statement and that the Merger and the Second Merger will be treated as an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and qualify as a “reorganization” within the meaning of Section 368(a) of the Code with the U.S. federal income tax consequences to U.S. holders (as defined in the Registration Statement) of DuPont common stock as described under “-Treatment of the Mergers” in the Registration Statement.

Except as expressly set forth above, we express no other opinion. This opinion has been prepared in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent.

This opinion is being delivered prior to the consummation of the Transactions and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

DuPont de Nemours, Inc.

October 5, 2020

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the heading “U.S. Federal Income Tax Consequences of the Transactions” in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP